Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Gene Bertcher (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports First Quarter 2019 Results

Dallas (August 13, 2019) – New Concept Energy, Inc. (NYSE MKT: GBR), (the “Company” or “NCE”) a Dallas-based oil and gas company, today reported a net loss from continuing operations for the three months ended June 30, 2019 of $141,000 or ($0.03) per share, compared to net loss from continuing operations of $174,000 or ($0.08) per share for the three months ended June 30, 2018.

The Company reported a net loss from continuing operations for the six months ended June 30, 2019 of $15,000 or ($0.00) per share, compared to net loss from continuing operations of $308,000 or ($0.14) per share for the six months ended June 30, 2018.

For the three months ended June 30, 2019, the Company recorded oil and gas revenues of $164,000 as compared to $173,000 for the comparable period of 2018. The decrease was principally due to a lower price received for the sale of natural gas.

For the three months ended June 30, 2019, the Company recorded oil and gas operating expenses of $231,000 as compared to $239,000 for the comparable period of 2018.

For the three months ended June 30, 2019, corporate general & administrative expenses were $134, 000 as compared to $108,000 for the comparable periods in 2018.  The increase was due to an increase in general operating expenses.

Contact: New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

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NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	June 30, 2019	December 31, 2018
Assets	(Unaudited)	(Audited)

Current assets
Cash and cash equivalents	$175	$361
Accounts receivable from oil and gas sales	77	72
Current portion note receivable (including $4,136 and $4,017 in 2019 and 2018 from related parties)	4,179	4,063
Other current assets	23	—
Total current assets	4,454	4,496

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	2,492	2,517

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	675	618

Note Receivable	231	251

Total assets	$7,852	$7,882

The accompanying notes are an integral part of these consolidated financial statements.

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NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(dollars in thousands, except par value amount)

	June 30, 2019	December 31, 2018
	(Unaudited)	(Audited)
Liabilities and stockholders' equity

Current liabilities
Accounts payable - (including $59 and $37 due to related parties in 2019 and 2018)	$85	$59
Accrued expenses	13	32
Current portion of long term debt	51	59
Total current liabilities	149	150

Long-term debt
Notes payable less current portion	187	201
Asset retirement obligation	2,770	2,770
Total liabilities	3,106	3,121

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 5,131,934 and 2,036,935 shares
at March 31, 2019 and December 31, 2018	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(58,885)	(58,870)

Total shareholders' equity	4,746	4,761

Total liabilities & equity	$7,852	$7,882

The accompanying notes are an integral part of these consolidated financial statements.

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NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2019	2018	2019	2018
Revenue
Oil and gas operations, net of royalties	$164	$173	$344	$377

Operating expenses
Oil and gas operations	231	239	410	514
Corporate general and administrative	134	108	222	183
Total Operating Expenses	365	347	632	697
Operating earnings (loss)	(201)	(174)	(288)	(320)

Other income (expense)
Interest income	64	4	129	11
Interest expense	(4)	(5)	(9)	(11)
Other income (expense), net	—	1	153	12
Expense	60	0	273	12

Net income (loss) applicable to common shares	$(141)	$(174)	$(15)	$(308)

Net income (loss) per common share-basic and diluted	$(0.03)	$(0.08)	$(0.00)	$(0.14)

Weighted average common and equivalent shares outstanding - basic	5,132	2,132	5,132	2,132

The accompanying notes are an integral part of these consolidated financial statements.